Exhibit 99.1

*** NEWS RELEASE ***

TO:	All Area News Agencies

FROM:	First Commonwealth Financial Corporation

DATE:	January 28, 2010

FIRST COMMONWEALTH ANNOUNCES 2009 FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

Key Highlights Include Net Income and Continued Core Business Growth

Indiana, PA., January 28, 2010—First Commonwealth Financial Corporation (NYSE: FCF), the holding company for First Commonwealth Bank, announced today financial results for the year and fourth quarter ended December 31, 2009.

Fourth Quarter Results

First Commonwealth reported net income for the fourth quarter 2009 of $3.3 million, or $0.04 per diluted share, compared to net income of $8.9 million, or $0.11 per diluted share, in the fourth quarter of 2008. The year-over-year decline was primarily the result of a $10.4 million ($6.8 million after tax) increase in the provision for credit losses as well as an increase of $943 thousand ($613 thousand after tax) in other-than-temporary impairment charges. The higher provision was primarily related to a commercial and industrial (C&I) loan in Western Pennsylvania that migrated to nonaccrual status during the fourth quarter of 2009. The other-than-temporary impairment charges resulted from further credit deterioration of the company’s pooled trust preferred collateralized debt obligations. Sequentially, net income improved from the loss of $5.9 million reported in the third quarter 2009.

“Although our fourth quarter remained challenging, we’re pleased to report net interest income growth that was fueled by a rise in low-cost transaction and savings deposits. We’re focused on growing our core business and that’s helping to drive improved results,” said John J. Dolan, President and CEO. “While our provision for credit losses remains high, our fourth quarter provision of $21.1 million was down from the previous quarter. Additionally, we continue to be disciplined in providing for credit loss provisions as economic conditions affecting the credit quality of our loan portfolio have not subsided. We believe these actions are prudent during this distressed economic period. At the same time, our capital ratios are strong, allowing us to work through this difficult environment.”

Developments during the fourth quarter included:

•	Low-cost (transaction and savings) deposits increased $98.7 million from September 30, 2009.
•	Nonperforming loans increased $14.7 million from September 30, 2009 to $148.6 million, or 3.20% of total loans as of December 31, 2009.
•	The provision for credit losses was $21.1 million ($13.7 million after tax) in the fourth quarter 2009.
•	The company recorded impairment losses of $4.8 million ($3.1 million after tax) in the 2009 fourth quarter relating to pooled trust preferred collateralized debt obligations.
•	FDIC insurance costs increased $1.9 million ($1.2 million after tax) from the fourth quarter of 2008.
•	Non-interest expense decreased $1.4 million from the quarter ended September 30, 2009.

Other developments:

•

Announced today that Robert E. Rout has agreed to join First Commonwealth as Executive Vice President/Chief Financial Officer. Bob brings with him 35 years of banking experience and served most recently as CFO of a local financial institution.

Average diluted shares in the fourth quarter 2009 were 5.6% greater than the comparable quarter in 2008 primarily due to the issuance of 11.5 million shares of common stock in connection with a capital raise completed on November 5, 2008.

First Commonwealth’s Total, Tier 1 and leverage capital ratios were 11.5%, 10.3% and 9.2%, respectively, at December 31, 2009. First Commonwealth Financial Corporation declared a dividend of $0.03 per share payable on February 12, 2010, to shareholders of record at the close of business January 29, 2010.

Net Interest Income and Margin

2009 fourth-quarter net interest income increased $784 thousand, or 1.5%, from the fourth quarter of 2008. The increase was a result of growth in earning assets, partially offset by a decline in the net interest margin.

The 2009 fourth-quarter net interest margin decreased nine basis points to 3.78%, compared with 3.87% in the corresponding prior-year period. The decrease in net interest margin can be attributed to declines in yields on total interest-earning assets exceeding the cost of interest-bearing liabilities. In the fourth quarter of 2008, the net interest margin enjoyed the benefit of abnormally high LIBOR rates which resulted in a higher net interest margin. The decrease in the cost of interest-bearing liabilities resulted from lower interest rates, combined with a shift in the mix of liabilities to low-cost transaction and savings deposits and short-term borrowings from time deposits and long-term debt.

Average interest-earning assets increased by $187.4 million, or 3.3%, in the fourth quarter of 2009 compared to the fourth quarter of 2008, driven by an increase in average loans of $352.1 million, or 8.2%, due primarily from the loan growth First Commonwealth experienced in the fourth quarter of 2008. This year-over-year gain was funded by investment run-off and deposit growth. Average investment securities decreased $164.9 million and average deposits increased $263.1 million from fourth quarter 2008 to fourth quarter 2009.

The mix of deposits continued to improve during the fourth quarter of 2009. Average time deposits decreased $223.7 million, or 12.0%, from the fourth quarter of 2008 to the fourth quarter of 2009. This run-off was offset with increased levels of lower costing transaction and savings deposits. Average noninterest-bearing demand deposits increased $44.8 million, or 7.9%, and average interest-bearing demand deposits and savings deposits increased $441.9 million, or 23.6%, from the fourth quarter of 2008 to the fourth quarter of 2009.

Non-Interest Income

Non-interest income decreased $281 thousand, or 2.8%, in the 2009 fourth quarter compared to the same period last year, primarily due to higher credit related other-than-temporary impairment losses of $943 thousand.

Insurance and retail brokerage commissions rose $583 thousand, or 47.2%, as additional producers and an enhanced calling program yielded higher sales. Card-related interchange income increased $345 thousand due to growth in usage of debit cards and larger dollar transactions. These improvements were partially offset by a decline of $600 thousand in other operating income primarily as a result of the decrease in swap fee income.

“In 2010 we will better integrate First Commonwealth’s wealth management capabilities within the commercial and retail side of the Bank,” Mr. Dolan commented.

Non-Interest Expense

Non-interest expense decreased $1.4 million, or 3.2%, for the fourth quarter of 2009 from the fourth quarter of 2008 due to lower other operating expenses and salaries. Other operating expenses decreased $2.6 million primarily due to a $1.2 million low income housing partnership impairment charge recorded in the fourth quarter of 2008 which was recorded to write down the value of underlying real estate. The remaining $1.4 million decrease in other operating expenses was due to declines in various expense accounts as a result of First Commonwealth’s cost containment efforts. Salaries decreased $932 thousand due to lower staff levels and incentive pay. The decrease in other operating expenses and salaries were primarily offset by the increases of $1.9 million in FDIC insurance, $450 thousand in hospitalization costs and $330 thousand in collection and repossession expenses.

Credit Quality and Provision for Credit Losses

For the quarter ending December 31, 2009, nonperforming loans increased $14.7 million to $148.6 million from September 30, 2009. This was primarily due to a $46.3 million C&I loan in Pennsylvania that migrated to nonaccrual status during the fourth quarter. The borrower is an individual who has had a loan relationship with the Bank since 2004 and whose business is retail property management and development.

Net charge-offs were $29.9 million in the 2009 fourth quarter, compared to $3.4 million in the prior-year period. Nearly 90 percent of the fourth quarter 2009 charge-offs were nonaccrual loans. Nonperforming loans as a percentage of total loans increased from 2.88% at September 30, 2009 to 3.20% at December 31, 2009.

Loans past due in excess of 90 days and still accruing at December 31, 2009, increased $785 thousand to $15.2 million compared to September 30, 2009. The majority of these loans are consumer loans secured by residential real estate.

The 2009 fourth quarter provision for credit losses was $21.1 million, an increase of $10.4 million compared to the fourth quarter of 2008. The allowance for credit losses as a percentage of end-of-period loans decreased from 1.95% at September 30, 2009 to 1.76% at December 31, 2009 as net charge-offs of $29.9 million exceeded the provision for credit losses for the fourth quarter of 2009. The fourth quarter 2009 charge-offs were primarily nonperforming loans in which an allowance was established in prior quarters.

Income Tax

The provision for income taxes for the 2009 fourth quarter decreased $3.0 million from the year-ago period primarily due to the decrease in income before taxes, partly offset by a decline in nontaxable income and tax credits. First Commonwealth’s effective tax rate was 107.0% for the tax benefit in the 2009 fourth quarter, compared to 12.4% for the tax expense in the comparable 2008 quarter. The effective tax rate in the 2009 fourth quarter reflects permanent differences and tax credits. Non-taxable income and tax credits had a greater impact on the effective tax rate during the 2009 fourth quarter due to the lower pretax income, compared to the pretax income in the fourth quarter 2008.

Single Issue Trust Preferred Securities, Subordinated Debentures and Pooled Trust Preferred Collateralized Debt Obligations

First Commonwealth’s investment portfolio includes single issue trust preferred securities, subordinated debentures and pooled trust preferred collateralized debt obligations.

As of December 31, 2009, our single issue portfolio consists of 16 issues with a book value of $21.4 million and an estimated fair value of $17.6 million, while the book value and estimated fair value of the three subordinated debentures totaled $1.2 million. The single issues and subordinated debentures are issued primarily from money center and large regional banks.

The company’s pooled trust preferred collateralized debt obligations consist of 14 securities comprised of 376 banks and other financial institutions. Two pooled securities are senior tranches and the remainder are mezzanine tranches. As of December 31, 2009, the book value of our pooled securities totaled $70.2 million with an estimated fair value of $30.2 million. In the fourth quarter of 2009, a $4.8 million other-than-temporary impairment charge was recorded on eleven trust preferred collateralized debt obligations that are expected to experience a principal shortfall. The amount of impairment charge recognized represents the expected credit loss on these securities.

Based on management’s valuation analysis as of December 31, 2009, all of the single issues and subordinated debentures and the remainder of the pooled trust preferred collateralized debt obligations are expected to return 100% of their principal and interest. However, additional bank failures or interest deferrals and defaults occurring before the filing of First Commonwealth’s 10-K may require additional other-than-temporary impairment charges for the fourth quarter of 2009.

2010 Growth Strategy

“In 2010, we intend to grow First Commonwealth and improve our financial performance by continuing to seize the opportunity from market disruptions within our footprint, primarily in the Pittsburgh market,” Mr. Dolan said. “We will continue to focus on transaction and savings deposit growth, with a focus on the small business segment and reduce short-term borrowing dependency. We will also continue to reduce the size of our individual credit exposure to be more in line with current policies.”

Year-to-Date Results

Net loss for the year ended December 31, 2009 was $19.5 million, or $0.23 per share compared to net income of $43.1 million, or $0.58 per diluted share in the same period last year. The decrease was due to the $77.5 million ($50.4 million after tax) increase in the provision for credit losses and a $22.3 million ($14.5 million after tax) increase in other-than-temporary impairment losses related primarily to our pooled trust preferred collateralized debt obligations.

Net Interest Income and Margin

Net interest income for the year ended December 31, 2009, increased $17.9 million, or 9.5%, from 2008 despite the negative impact of loans transferred to nonaccrual status. The increase was a result of both growth in earning assets and an increase in the net interest margin.

The net interest margin for 2009 increased 14 basis points to 3.71% compared with 3.57% in 2008. The increase in net interest margin is attributable to increased loan volume and decreases in the cost of interest-bearing liabilities exceeding the declines in yields on total interest-earning assets. The decrease in the cost of interest-bearing liabilities is the result of lower interest rates, combined with a shift in the mix of liabilities to low-cost transaction and savings deposits and short-term borrowings from time deposits and long-term debt.

In 2009, average time deposits declined $263.5 million, or 13.2%, offset with increases in lower-costing transaction and savings accounts. Average non-interest-bearing demand deposits increased $45.8 million, or 8.4%, and average interest-bearing demand deposits and savings deposits increased $350.6 million, or 19.8%. The net interest margin for the year ended December 31, 2009 was negatively impacted $2.5 million, or four basis points (0.04%) due to reversal of previously recorded income on loans transferred to nonaccrual status during 2009 compared to $667 thousand, or one basis point (0.01%) in 2008.

Average interest-earning assets in 2009 were $252.7 million, or 4.5%, higher in 2009 versus 2008, primarily from an increase in average loans of $472.7 million, or 11.6%. The increase in loans was funded by investment run-off, and deposit and short-term borrowings growth. Average investment securities declined $220.2 million while average deposits increased $132.9 million and average short-term borrowings increased by $261.9 million.

Non-Interest Income

Non-interest income in 2009 decreased $22.6 million from 2008. The decline was primarily due to increased credit-related other-than-temporary impairment losses of $23.8 million on pooled trust preferred collateralized debt obligations in addition to the $1.2 million decline in net securities gains. These were partially offset by the decrease of $1.5 million in other-than-temporary impairment losses on bank equity securities in 2009 compared to 2008.

Insurance and retail brokerage commissions increased $2.0 million as a result of higher sales due to additional producers and an enhanced calling program. Other operating income increased $1.0 million due to a $2.1 million gain on a favorable legal settlement. Card related interchange income increased by $950 thousand primarily due to growth in debit card use and larger dollar transactions. These increases were partially offset by decreases in service charges on deposit accounts of $1.1 million, income from bank owned life insurance of $1.1 million and trust income of $834 thousand. The decline in service charges on deposit accounts was due to lower overdraft activity. Income from bank owned life insurance decreased due to lower crediting rates and trust income decreased as a result of lower market values of assets under management.

During the first quarter of 2009, First Commonwealth early adopted FASB Accounting Standards Codification 320-10-65, Transition Related to FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-than-Temporary Impairments, which requires that credit related other-than-temporary impairment be recognized in earnings while noncredit-related other-than-temporary impairment on securities not expected to be sold be recognized in other comprehensive income (“OCI”).

In accordance with the new accounting guidance, the noncredit-related portion of other-than-temporary impairment losses previously recognized in earnings during 2008 was reclassified as a cumulative effect adjustment that increased retained earnings and decreased accumulated OCI. Of the $13.0 million in other-than-temporary impairment charges recognized in 2008, $6.5 million related to noncredit-related impairment. Therefore, the cumulative effect adjustment to retained earnings totaled $6.5 million, or $4.2 million, net of tax.

Non-Interest Expense

Non-interest expense for the year ended December 31, 2009, increased $12.5 million, or 7.9%, from the corresponding period in 2008 primarily due to higher FDIC insurance costs, salaries and employee benefits and collection and repossession expense.

Provision for Credit Losses

The provision for credit loss for the year ended December 31, 2009, increased $77.5 million from the comparable period in 2008 due primarily to the deterioration in current economic conditions surrounding industries closely linked to the residential housing, hospitality, and recreation markets outside of Pennsylvania, as well as deterioration in commercial loans in and outside of our local market. For the year ended December 31, 2009, the provision of $100.6 million exceeded the net charge-offs of $71.7 million. Please refer to the Credit Quality and Provision for Credit Losses section above for further detail.

Income Tax

The 2009 provision for income taxes decreased $32.2 million from 2008 due to the $94.7 million decline in income before taxes. The effective tax rate was 56.7% for the tax benefit in the year ended December 31, 2009, compared to 13.3% for the tax expense in 2008. Nontaxable income and tax credits had a greater impact on the effective tax rate for the year ended December 31, 2009, due to the 2009 pretax loss compared to pretax income for the year ended December 31, 2008.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $6.4 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 115 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the adequacy of First Commonwealth’s allowance for credit losses, liquidity and capital; and expected future cash flows from investments in pooled trust preferred collateralized debt obligations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements describe First Commonwealth’s future plans, strategies and expectations. These plans, strategies and expectations are based on assumptions and involve risks and uncertainties, many of which are beyond the control of First Commonwealth and which may cause actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Such risks and uncertainties include, among other things:

•	Deepened or prolonged weakness in economic and business conditions, nationally and in First Commonwealth’s market areas, which could increase credit-related losses and expenses and limit growth;
•	Further declines in the market value of investment securities that are considered to be other-than-temporary, which would negatively impact First Commonwealth’s earnings and capital levels;
•	Increases in defaults by borrowers and other delinquencies, which could result in an increased provision for credit losses on loans and related expenses;

•	Reduced wholesale funding capacity or higher borrowing costs would reduce First Commonwealth’s liquidity and negatively impact earnings and net interest margin;
•	Fluctuations in interest rates and market prices, which could reduce net interest margin and asset valuations and increase expenses;
•

Changes in legislative or regulatory requirements applicable to First Commonwealth and its subsidiaries, which could increase costs, limit certain operations and adversely affect results of operations; and

•	Other risks and uncertainties described in First Commonwealth’s reports filed with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Forward-looking statements speak only as of the date on which they are made. First Commonwealth undertakes no obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

CONTACT: First Commonwealth Financial Corporation

    Investor Relations: Donald A. Lawry, Vice President 724-349-7220

    Media: Rich Stimel, Vice President/Corporate Communications 724-463-6806

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

(dollars in thousands, except share data)

	For the Quarter Ended					For the Year Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Interest Income
Interest and fees on loans	$58,877	$57,085	$57,793	$58,275	$64,580	$232,030	$251,546
Interest and dividends on investments:
Taxable interest	11,300	12,406	13,177	13,708	14,434	50,591	60,556
Interest exempt from Federal income taxes	2,351	2,540	2,660	2,894	3,025	10,445	13,143
Dividends	25	31	89	63	389	208	2,339
Interest on Federal funds sold	0	0	0	0	0	0	2
Interest on bank deposits	4	1	1	1	1	7	10

Total interest income	72,557	72,063	73,720	74,941	82,429	293,281	327,596

Interest Expense
Interest on deposits	15,338	17,014	17,874	19,576	22,045	69,802	101,517
Interest on short-term borrowings	789	947	1,133	1,347	2,238	4,216	14,828

Interest on subordinated debentures	1,398	1,447	1,559	1,766	1,908	6,170	7,567
Interest on other long-term debt	1,592	1,672	1,666	1,653	3,582	6,583	15,086

Total interest on long-term debt	2,990	3,119	3,225	3,419	5,490	12,753	22,653

Total interest expense	19,117	21,080	22,232	24,342	29,773	86,771	138,998

Net Interest Income	53,440	50,983	51,488	50,599	52,656	206,510	188,598
Provision for credit losses	21,059	23,020	48,248	8,242	10,642	100,569	23,095

Net Interest Income after provision for credit losses	32,381	27,963	3,240	42,357	42,014	105,941	165,503

Non-Interest Income
Impairment losses on securities	(3,659)	(25,473)	(14,421)	(28,589)	(3,850)	(72,142)	(13,011)
Noncredit-related (gains) losses on securities not expected to be sold (recognized in other comprehensive income) (a)	(1,134)	13,570	5,660	18,723	0	36,819	0

Net impairment losses	(4,793)	(11,903)	(8,761)	(9,866)	(3,850)	(35,323)	(13,011)

Net securities gains	149	44	56	24	15	273	1,517
Trust income	1,201	1,366	1,151	1,087	1,125	4,805	5,639
Service charges on deposit accounts	4,642	4,555	4,406	3,837	4,555	17,440	18,558
Insurance and retail brokerage commissions	1,819	2,068	1,756	1,616	1,236	7,259	5,297
Income from bank owned life insurance	1,192	1,078	1,034	1,138	1,155	4,442	5,523
Card related interchange income	2,301	2,224	2,138	1,896	1,956	8,559	7,609
Other operating income	3,220	1,569	4,935	3,008	3,820	12,732	11,699

Total non-interest income	9,731	1,001	6,715	2,740	10,012	20,187	42,831

Non-Interest Expense
Salaries and employee benefits	21,073	21,405	21,081	22,500	21,658	86,059	83,507
Net occupancy expense	3,262	3,263	3,528	4,000	3,807	14,053	15,055
Furniture and equipment expense	3,012	3,121	2,977	2,975	2,845	12,085	11,976
Data processing expense	1,254	1,136	1,165	1,132	1,161	4,687	4,283
Pennsylvania shares tax expense	1,361	1,310	1,312	1,331	1,357	5,314	5,309
Intangible amortization	655	684	743	743	743	2,825	3,208
Collection and repossession expense	915	1,444	1,750	901	585	5,010	2,546
FDIC insurance	2,041	2,046	4,863	1,521	182	10,471	608
Other operating expenses	6,950	7,536	7,916	8,245	9,539	30,647	32,123

Total non-interest expense	40,523	41,945	45,335	43,348	41,877	171,151	158,615

(Loss) Income before income taxes	1,589	(12,981)	(35,380)	1,749	10,149	(45,023)	49,719
Income (benefit) tax provision	(1,700)	(7,120)	(16,761)	62	1,260	(25,519)	6,632

Net (Loss) Income	$3,289	$(5,861)	$(18,619)	$1,687	$8,889	$(19,504)	$43,087

Average Shares Outstanding	84,681,199	84,594,952	84,559,889	84,521,266	80,076,383	84,589,780	74,477,795
Average Shares Outstanding Assuming Dilution	84,681,199	84,597,649	84,597,997	84,582,545	80,179,260	84,615,071	74,583,236
Per Share Data:
Basic (Loss) Earnings Per Share	$0.04	$(0.07)	$(0.22)	$0.02	$0.11	$(0.23)	$0.58
Diluted (Loss) Earnings Per Share	$0.04	$(0.07)	$(0.22)	$0.02	$0.11	$(0.23)	$0.58
Cash Dividends Declared per Common Share	$0.03	$0.03	$0.00	$0.12	$0.17	$0.18	$0.68

(a)	In accordance with the early adoption of Financial Accounting Standards Board Accounting Standards Codification 320-10-65, Transition Related to FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-than-Temporary Impairments, as of January 1, 2009, prior period net impairment losses are not restated; but rather reflect both credit and non-credit related impairment.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

(dollars in thousands, except share data)

	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008
Assets
Cash and due from banks	$89,232	$79,694	$84,346	$93,259	$88,277
Interest-bearing bank deposits	327	332	961	392	289
Securities available for sale, at fair value	1,134,282	1,231,015	1,264,685	1,271,925	1,349,920
Securities held to maturity, at amortized cost, (Fair value $37,586 in 2009 and $50,558 in 2008)	36,758	41,397	44,398	46,433	50,840
Other Investments	51,431	51,431	51,431	51,431	51,431
Loans:
Portfolio loans, net of unearned income	4,636,501	4,649,034	4,536,771	4,457,358	4,418,377
Allowance for credit losses	(81,639)	(90,466)	(83,056)	(41,549)	(52,759)

Net loans	4,554,862	4,558,568	4,453,715	4,415,809	4,365,618
Premises and equipment, net	70,742	72,074	72,379	73,376	72,636
Other real estate owned	24,287	24,138	25,565	25,936	3,262
Goodwill	159,956	159,956	159,956	159,956	159,956
Amortizing intangibles, net	7,407	8,063	8,747	9,490	10,233
Other assets	317,292	284,771	282,814	274,567	273,418

Total assets	$6,446,576	$6,511,439	$6,448,997	$6,422,574	$6,425,880

Liabilities
Deposits (all domestic):
Noninterest-bearing	$641,231	$599,842	$592,219	$573,573	$566,845
Interest-bearing demand deposits	107,612	93,062	99,281	90,217	97,011
Savings deposits	2,175,953	2,133,203	2,045,970	1,850,809	1,773,843
Time deposits	1,610,989	1,670,930	1,748,420	1,803,829	1,842,644

Total interest-bearing	3,894,554	3,897,195	3,893,671	3,744,855	3,713,498

Total deposits	4,535,785	4,497,037	4,485,890	4,318,428	4,280,343

Short-term borrowings	958,932	1,043,447	998,259	1,111,220	1,139,737
Other liabilities	38,324	42,276	44,866	56,255	63,778

Subordinated debentures	105,750	105,750	105,750	105,750	105,750
Other long-term debt	168,697	179,784	180,922	183,421	183,493

Total long-term debt	274,447	285,534	286,672	289,171	289,243

Total liabilities	5,807,488	5,868,294	5,815,687	5,775,074	5,773,101

Shareholders’ Equity
Preferred stock, $1 par value per share, 3,000,000 shares authorized, none issued	0	0	0	0	0
Common stock, $1 par value per share, 200,000,000 shares authorized; 86,600,431 shares issued and 85,151,875 shares outstanding at December 31, 2009; 86,600,431 shares issued and 85,050,744 shares outstanding at December 31, 2008	86,600	86,600	86,600	86,600	86,600
Additional paid-in capital	301,523	302,418	302,602	302,862	303,008
Retained earnings	279,448	278,695	287,092	305,712	309,947
Accumulated other comprehensive loss, net	(6,329)	(762)	(18,618)	(22,763)	(21,269)
Treasury stock (1,448,556 and 1,549,687 shares at December 31, 2009 and December 31, 2008, respectively, at cost)	(16,554)	(17,706)	(17,766)	(17,811)	(17,907)
Unearned ESOP shares	(5,600)	(6,100)	(6,600)	(7,100)	(7,600)

Total shareholders’ equity	639,088	643,145	633,310	647,500	652,779

Total liabilities and shareholders’ equity	$6,446,576	$6,511,439	$6,448,997	$6,422,574	$6,425,880

Book value per share	$7.51	$7.56	$7.45	$7.61	$7.68
Market value per share	$4.65	$5.68	$6.34	$8.87	$12.38

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

	Loans by Categories (dollars in thousands)
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008
Commercial, financial, agricultural and other	$1,208,339	$1,224,336	$1,193,646	$1,223,246	$1,236,622
Real estate - construction	387,227	374,423	502,341	474,826	489,150
Real estate - residential	1,208,741	1,221,901	1,218,941	1,194,806	1,206,366
Real estate - commercial	1,274,858	1,278,273	1,094,314	1,063,194	990,439
Loans to individuals	557,336	550,101	527,529	501,286	495,800

Total loans and leases, net of unearned income	$4,636,501	$4,649,034	$4,536,771	$4,457,358	$4,418,377

Certain reclassifications have been made in the Loans by Categories for prior quarters to conform to the classification presented for the fourth quarter 2009.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Quarter To Date Average Balance Sheets and Net Interest Analysis at December 31,

(dollars in thousands)

	2009			2008
	Average Balance	Income/ Expense	Yield or Rate (a)	Average Balance	Income/ Expense	Yield or Rate (a)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$676	$4	2.04%	$538	$1	1.42%
Tax-free investment securities	216,109	2,351	6.64%	262,211	3,025	7.06%
Taxable investment securities	1,050,952	11,325	4.28%	1,169,700	14,823	5.04%
Federal funds sold	0	0	0.00%	0	0	0.00%
Loans, net of unearned income (b)(c)	4,654,144	58,877	5.16%	4,302,009	64,580	6.11%

Total interest-earning assets	5,921,881	72,557	5.06%	5,734,458	82,429	5.94%

Noninterest-earning assets:
Cash	83,886			79,659
Allowance for credit losses	(90,436)			(45,653)
Other assets	560,819			524,130

Total noninterest-earning assets	554,269			558,136

Total Assets	$6,476,150			$6,292,594

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits (d)	$605,642	$310	0.20%	$605,986	$1,089	0.71%
Savings deposits (d)	1,709,407	4,231	0.98%	1,267,157	5,015	1.57%
Time deposits	1,644,011	10,797	2.61%	1,867,689	15,941	3.40%
Short-term borrowings	931,170	789	0.34%	949,017	2,238	0.94%
Long-term debt	277,528	2,990	4.27%	386,245	5,490	5.65%

Total interest-bearing liabilities	5,167,758	19,117	1.47%	5,076,094	29,773	2.33%

Noninterest-bearing liabilities and capital:
Noninterest-bearing demand deposits (d)	613,112			568,289
Other liabilities	40,661			37,720
Shareholders’ equity	654,619			610,491

Total noninterest-bearing funding sources	1,308,392			1,216,500

Total Liabilities and Shareholders’ Equity	$6,476,150			$6,292,594

Net Interest Income and Net Yield on Interest-Earning Assets		$53,440	3.78%		$52,656	3.87%

(a)	Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b)	Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.
(c)	Loan income includes loan fees.
(d)	Average balances do not include reallocations from noninterest-bearing demand deposits and interest-bearing demand deposits into savings deposits which were made for regulatory purposes.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Year To Date Average Balance Sheets and Net Interest Analysis at December 31,

(dollars in thousands)

	2009			2008
	Average Balance	Income/ Expense	Yield or Rate (a)	Average Balance	Income/ Expense	Yield or Rate (a)
Assets
Interest-earning assets:
Interest-bearing deposits with banks	$678	$7	0.96%	$447	$10	2.34%
Tax-free investment securities	235,256	10,445	6.83%	290,595	13,143	6.96%
Taxable investment securities	1,102,598	50,799	4.61%	1,267,446	62,895	4.96%
Federal funds sold	0	0	0.00%	94	2	2.49%
Loans, net of unearned income (b)(c)	4,557,227	232,030	5.24%	4,084,506	251,546	6.31%

Total interest-earning assets	5,895,759	293,281	5.18%	5,643,088	327,596	6.04%

Noninterest-earning assets:
Cash	77,983			77,208
Allowance for credit losses	(67,535)			(43,669)
Other assets	551,805			505,790

Total noninterest-earning assets	562,253			539,329

Total Assets	$6,458,012			$6,182,417

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand deposits (d)	$601,594	$1,677	0.28%	$603,256	$5,302	0.88%
Savings deposits (d)	1,515,636	16,946	1.12%	1,163,383	18,860	1.62%
Time deposits	1,735,533	51,179	2.95%	1,999,016	77,355	3.87%
Short-term borrowings	1,031,664	4,216	0.41%	769,770	14,828	1.93%
Long-term debt	285,525	12,753	4.47%	487,533	22,653	4.65%

Total interest-bearing liabilities	5,169,952	86,771	1.68%	5,022,958	138,998	2.77%

Noninterest-bearing liabilities and capital:
Noninterest-bearing demand deposits (d)	590,554			544,743
Other liabilities	41,487			36,582
Shareholders’ equity	656,019			578,134

Total noninterest-bearing funding sources	1,288,060			1,159,459

Total Liabilities and Shareholders’ Equity	$6,458,012			$6,182,417

Net Interest Income and Net Yield on Interest-Earning Assets		$206,510	3.71%		$188,598	3.57%

(a)	Yields on interest-earning assets have been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b)	Income on nonaccrual loans is accounted for on the cash basis, and the loan balances are included in interest-earning assets.
(c)	Loan income includes loan fees.
(d)	Average balances do not include reallocations from noninterest-bearing demand deposits and interest-bearing demand deposits into savings deposits which were made for regulatory purposes.

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

Asset Quality Data

(dollars in thousands)

	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008
Nonperforming Loans:
Loans on nonaccrual basis	$147,937	$133,200	$81,285	$29,049	$55,922
Troubled debt restructured loans	619	627	637	128	132

Total nonperforming loans	$148,556	$133,827	$81,922	$29,177	$56,054
Loans past due in excess of 90 days and still accruing	$15,154	$14,369	$14,978	$17,532	$16,189
Loans outstanding at end of period	$4,636,501	$4,649,034	$4,536,771	$4,457,358	$4,418,377
Average loans outstanding	$4,557,227	$4,524,567	$4,486,216	$4,460,337	$4,084,506
Allowance for credit losses	$81,639	$90,466	$83,056	$41,549	$52,759
Nonperforming loans as a percentage of total loans	3.20%	2.88%	1.81%	0.65%	1.27%
Provision for credit losses (Year To Date)	$100,569	$79,510	$56,490	$8,242	$23,095
Net credit losses (Year To Date)	$71,689	$41,803	$26,193	$19,451	$12,732
Net credit losses as a percentage of average loans outstanding (annualized)	1.57%	1.24%	1.18%	1.77%	0.31%
Allowance for credit losses as a percentage of average loans outstanding	1.79%	2.00%	1.85%	0.93%	1.29%
Allowance for credit losses as a percentage of end-of-period loans outstanding	1.76%	1.95%	1.83%	0.93%	1.19%
Allowance for credit losses as a percentage of nonperforming loans	54.96%	67.60%	101.38%	142.40%	94.12%
Other real estate owned	$24,287	$24,138	$25,565	$25,936	$3,262
Nonperforming Securities:
Nonaccrual securities at market value	$3,454	$3,503	$530	$0	$0

Profitability Ratios
(dollars in thousands)

	For the Quarter Ended					For the Year Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008
Return on average assets	0.20%	-0.36%	-1.16%	0.11%	0.56%	-0.30%	0.70%
Return on average equity	1.99%	-3.58%	-11.34%	1.03%	5.79%	-2.97%	7.45%
Net interest margin (a)	3.78%	3.62%	3.73%	3.72%	3.87%	3.71%	3.57%
Efficiency ratio (b)	57.12%	62.66%	64.71%	65.29%	60.10%	62.39%	61.59%
Fully tax equivalent adjustment	$2,975	$3,052	$3,091	$3,185	$3,166	$12,303	$13,094

(a)	Net interest margin has been computed on a tax equivalent basis using the 35% Federal income tax statutory rate.
(b)	Efficiency ratio is “total non-interest expense” as a percentage of total revenue.

Total revenue consists of “net interest income, on a fully tax-equivalent basis,” plus “total non-interest income,” excluding “net impairment losses.”

FIRST COMMONWEALTH FINANCIAL CORPORATION

CONSOLIDATED SELECTED FINANCIAL DATA

	Capital Ratios
	As of December 31, 2009		Regulatory Minimum		Well Capitalized		Excess Over Well Capitalized
	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio	Capital Amount
Total Capital to Risk Weighted Assets
First Commonwealth Financial Corporation	$650,009	11.5%	$450,426	8.0%	N/A	N/A	N/A
First Commonwealth Bank	$600,409	10.8%	$445,347	8.0%	$556,683	10.0%	$ 43,726

Tier I Capital to Risk Weighted Assets
First Commonwealth Financial Corporation	$579,630	10.3%	$225,213	4.0%	N/A	N/A	N/A
First Commonwealth Bank	$530,824	9.5%	$222,673	4.0%	$334,010	6.0%	$196,814

Tier I Capital to Average Assets
First Commonwealth Financial Corporation	$579,630	9.2%	$252,351	4.0%	N/A	N/A	N/A
First Commonwealth Bank	$530,824	8.5%	$249,799	4.0%	$312,249	5.0%	$218,575